Exhibit 99.1

Uranium Resources Announces Start of Phase II Drilling at Los Finados Project

LEWISVILLE, Texas--(BUSINESS WIRE)--November 29, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today that Cameco Resources (“Cameco”) has elected to move forward with Phase II of the three phase exploratory program on the 54,847 acres in Kenedy County, Texas, known as the “Los Finados Project.” The second phase of drilling will begin in December 2011 and is expected to be completed by the end of November 2012. URI has decided to commit an additional $1.5 million in exploration activities during the twelve-month period ended November 30, 2012, in order to maintain the option to lease the property. Under Phase II of the agreement with URI, Cameco will fund $1.0 million toward those exploration activities and will earn an additional 10% interest in Los Finados, raising its interest in the project to 50%. Cameco may elect to fund the entire $1.5 million by moving into Phase III of the program.

Don Ewigleben, President and CEO of URI, commented, “One of our stated goals in Texas is to develop a larger reserve base, and ultimately maximize production in South Texas. Having Cameco opt into the next phase of work strengthens our expectations regarding the potential of commercially viable resources in the district.”

In May 2011, URI entered into a joint venture agreement with Cameco for a three-phase, three-year exploration program on the Los Finados property. The first phase of the drilling program began on June 21 and will be completed by November 30 at a cost of approximately $1 million. A total of 19 holes totaling 24,560 feet have been drilled. Phase I exploratory work used a widely spaced drilling program covering a grid designed to test the potential for uranium mineralization over the 54,847 acre area.

Under the terms of the exploration agreement, Cameco can earn an additional 20% interest in the property in consideration for an additional $1.5 million investment in exploration and development expenses associated with the third and final phase of the project. At the conclusion of the exploration program, the parties may enter into an operating joint venture to develop and produce any discovered uranium resources and reserves. The uranium would be processed at URI’s Kingsville Dome or Rosita processing facility, with Cameco’s share of production being processed under a toll processing agreement with URI.

About Cameco Resources

Cameco Resources of Cheyenne is America’s largest uranium producer and comprises the US operations of Cameco Corporation of Saskatoon, Saskatchewan, Canada (NYSE:CCJ), which is one of the world’s largest uranium producers. Cameco Resources has about 350 employees and full-time contractors at its Wyoming and Nebraska mines, its exploration and development office in Casper, and its headquarters in Cheyenne.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced more than 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Kei Advisors LLC
Investors:
Deborah K. Pawlowski, 716.843.3908
dpawlowski@keiadvisors.com
or
Media:
Mat Lueras, 505.269.8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Don Ewigleben, 972.219.3330
President & Chief Executive Officer